EXHIBIT 10.49

AMENDMENT TO 1999 INCENTIVE STOCK PLAN

The 1999 Incentive Stock Plan (the “Plan”) is hereby amended effective as of June 8, 2005 (the “Effective Date”) with respect to all Options granted pursuant to the Plan, including grants outstanding before the Effective Date, as set forth below.

1.	The Plan is hereby amended by adding the following new paragraph:

15.   RE-PRICING AND EXCHANGE OF OPTIONS. The Board or a committee of the Board shall have the authority to effect, at any time and from time to time with the consent of any adversely affected holder of the Option, (i) the reduction of the exercise price of any outstanding Option under the Plan and/or (ii) the cancellation of any outstanding Options under the Plan in exchange for (A) the grant of a stock award, including restricted stock, a stock appreciation right or any other award based on the Company’s Common Stock, whether under the Plan, under another stock plan of the Company or otherwise; (B) cash; (C) the grant in substitution therefor of new Options under the Plan or options under another stock plan of the Company or otherwise, having an exercise price per share not less than as provided for new option grants made under the Plan or such other plan; or (D) any other valuable consideration (as determined by the Board in its sole discretion). The Board shall determine the exchange ratio (which may be for more or less shares of Common Stock than those then subject to the outstanding Option) in its sole discretion as well as all other terms of the re-pricing or exchange not specifically provided for in this paragraph.